Exhibit 4.2

INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement ("Agreement") is made and entered into as January 11, 2013, by and between Santeon Group, Inc., a Delaware corporation (the "Company") and the individual named in Section 1.2 below (the "Optionee"), who is an employee of the Company.

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.  Option Information.

1.1	Grant Date:	January 11, 2013

1.2	Optionee:

1.3	Number of Shares:

1.4	Exercise Price:	$2.00 per share

2.  Grant of Option.

2.1         Grant; Price. The Company hereby grants to Optionee an option (the "Option") to purchase, upon and subject to the terms and conditions herein stated, the total number of Shares of Common Stock of the Company set forth in Section 1.3 above at the price per Share set forth in Section 1.4 above (the “Exercise Price”), such price being not less than the fair market value per share of the Shares covered by this Option as of the date hereof (unless Optionee is the owner of Stock possessing ten percent or more of the total voting power or value of all outstanding Stock of the Company, in which case the Exercise Price shall be no less than 110% of the fair market value of such Stock).

2.2         Type of Option. The Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, although the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the Shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 1

2.3         Consideration; Subject to Plan. The grant of the Option is made in consideration of the services to be rendered by the Optionee to the Company and is subject to the terms and conditions of the Company's 2012 Stock Option and Stock Award Plan (the "Plan"). Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

3.  Exercise Period; Vesting.

3.1           Term of Option; Continuation of Employment.  This Option shall expire, and all rights hereunder to purchase the Shares shall terminate ten (10) years from the date hereof (the “Expiration Date”), except in the case of an Optionee who, at the time of the Option grant, owns stock representing ten percent (10.0%) or more of the of the total combined voting power of all classes of stock of the Company or any Subsidiary. In this case, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. This Option shall earlier terminate, subject to Section 4 hereof, as of the date of the termination of Optionee's Continuous Status as an Employee, if such termination occurs prior to the Expiration Date. Except as provided in this Agreement, the unvested portion of the Option will not be exercisable on or after the Optionee’s termination of Employee’s Continuous Status as an Employee.  Nothing contained herein shall confer upon Optionee the right to the continuation of his or her employment by the Company or to interfere with the right of the Company to terminate such employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

3.2         Vesting Schedule. Optionee’s right to purchase Shares of Stock under this option will vest as follows: twenty-five percent (25%) of the total number of Shares covered by this Option, as set forth in Section 1.3 above, six months from the Grant Date (the “Initial Vesting Date”), with an additional twenty-five percent (25%) of such Shares becoming exercisable on each of the three (3) successive six (6) month periods following the Initial Vesting Date, until the Option is one hundred percent (100%) vested.  The installments shall be cumulative (i.e., the Option may be exercised, as to any or all Shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of the Option). The resulting aggregate number of vested Shares will be rounded to the nearest whole number (with 0.5 of a Share rounded down), and Optionee may not vest in more than the number of Shares covered by this Option.

4.  Termination of Continuous Status as an Employee.

4.1         Termination for Reasons Other Than Cause, Death, Disability. If the Optionee's Continuous Status as an Employee is terminated for any reason other than Cause, death or Disability, the Optionee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date three (3) months following the termination of the Optionee's Continuous Status as an Employee; or (b) the Expiration Date.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 2

4.2         Termination for Cause. If the Optionee's Continuous Status as an Employee is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

4.3         Termination Due to Disability. If the Optionee's Continuous Status as an Employee terminates as a result of the Optionee's Disability, the Optionee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date twelve (12) months following the Optionee's termination of Continuous Status as an Employee; or (b) the Expiration Date.

4.4         Termination Due to Death. If the Optionee's Continuous Status as an Employee terminates as a result of the Optionee's death, the vested portion of the Option may be exercised by the Optionee's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Optionee's death, but only within the time period ending on the earlier of: (a) the date twelve (12) months following the Optionee's termination of Continuous Status as an Employee due to the Optionee’s death; or (b) the Expiration Date.

5.  Manner of Exercise.

5.1         Election to Exercise. This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, which shall set forth, inter alia:

(a) the Optionee's election to exercise the Option;

(b) the number of Shares of Common Stock being purchased;

(c) any restrictions imposed on the Shares; and

(d) any representations, warranties and agreements regarding the Optionee's investment intent and access to information as may be required by the Company to comply with applicable securities laws.

If someone other than the Optionee exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

5.2         Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise to the extent permitted by applicable statutes and regulations, either:

(a) in cash or by certified or bank check at the time the Option is exercised;

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 3

(b) pursuant to a fully-executed agreement providing for the cancellation of indebtedness of the Company to Optionee;

(c) pursuant to a promissory note issued by the Optionee to the Company (subject to approval by the Company);

(d)  by surrender of previously acquired Shares, duly endorsed for transfer to the Company, that (i) have been owned by the Optionee for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of Shares to be purchased by the Optionee as to which such Option shall be exercised (“Stock for Stock Exchange”);

(e) by written notice of the Optionee’s intention to effect a cashless exercise, including a calculation of the number of Shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”).  In the event of a Cashless Exercise, the Optionee shall surrender this Option for that number of Shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock.  For example, if the holder is exercising 1,000 Options with a per Option exercise price of $0.75 per share through a cashless exercise when the Common Stock’s current Market Price per share is $2.00 per share, then upon such Cashless Exercise the holder will receive 625 shares of Common Stock.  Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such date; pursuant to any combination of the foregoing methods of payment; or

(f) by such other form of legal consideration and method of payment for the issuance of Shares that may be acceptable to the Committee (e.g., by reduction in the number of Shares otherwise deliverable upon exercise with a Fair Market Value equal to the aggregate Exercise Price).

5.3         Withholding. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the exercise of the Option, the Optionee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold Shares of Common Stock from the Shares of Common Stock otherwise issuable to the Optionee as a result of the exercise of the Option; provided, however, that no Shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 4

(c) delivering to the Company previously owned and unencumbered Shares of Common Stock.

The Company reserves the right to satisfy its withholding obligations incurred by the Optionee’s exercise of the Option by withholding any such amounts from any compensation paid to an Optionee.

5.4         Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to the Company, the Company shall issue the Shares of Common Stock registered in the name of the Optionee, the Optionee's authorized assignee, or the Optionee's legal representative, which shall be evidenced by stock certificates representing the Shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.

6.  Tax Liability and Withholding.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Optionee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any Shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Optionee's liability for Tax-Related Items.

7.  No Right to Continued Employment; No Rights as Shareholder.

 Neither the Plan nor this Agreement shall confer upon the Optionee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Optionee's Continuous Status as an Employee at any time, with or without Cause. The Optionee shall not have any rights as a Shareholder with respect to any Shares of Common Stock subject to the Option unless and until certificates representing the Shares have been issued by the Company to the holder of such Shares, or the Shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

8.  Transferability.

The Option is not transferable by the Optionee other than to a designated beneficiary upon the Optionee's death or by will or the laws of descent and distribution, and is exercisable during the Optionee's lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 5

9.           Adjustments, Recapitalization, Change in Control.

9.1         General. The Shares of Common Stock subject to this Option may be adjusted or terminated in any manner as contemplated by Section 9 of the Plan. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

9.2         Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company; provided however that the conversion of any convertible securities of the Company shall not be deemed having been "effected without receipt of consideration by the Company".

9.3         Termination of Option Upon Dissolution or Liquidation.  In the event of a proposed dissolution or liquidation of the Company, the Administrator shall notify Optionee at least fifteen (15) days prior to such proposed action that this Option shall terminate immediately prior to the consummation of such proposed dissolution or liquidation of the Company.

9.4         Acceleration of Vesting Upon Change in Control.  In the event of a Change in Control, if the entity which shall be the surviving entity does not tender to Optionee an offer, for which it has no obligation to do so, to substitute for any unexercised portion of the Option granted herein a stock option or capital stock of such surviving of such surviving entity, as applicable, which on an equitable basis shall provide the Optionee with substantially the same economic benefit as such unexercised portion of this Option, then, subject to Section 9.3 of the Plan, the Option granted herein shall immediately prior to the specified effective date for the Change in Control, become 100% vested and the Optionee shall have the right to exercise any unexercised portion of this Option without regard to the vesting schedule set forth in Section 3.2 hereinabove; provided, however, that such exercise shall be subject to the consummation of such Change in Control. All unexercised portions of this Option shall terminate and cease to remain outstanding immediately following the consummation of the Change in Control, except to the extent assumed by the successor corporation or an affiliate thereof.

9.5         No Acceleration if the Company is the Surviving Entity. Subject to any required action by the shareholders of the Company, if the Company shall be the surviving entity in any merger or consolidation, this Option thereafter shall pertain to and apply to the securities to which a holder of Shares equal to the Shares subject to this Option would have been entitled by reason of such merger or consolidation, and the vesting schedule set forth in Section 3.2 hereinabove shall continue to apply.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 6

9.6         Limitation of Optionee’s Rights. To the extent that the foregoing adjustments relate to shares or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as hereinbefore expressly provided, Optionee shall have no rights by reason of any subdivision or consolidation of shares of Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the number and price of Shares subject to this Option shall not be affected by, and no adjustments shall be made by reason of, any dissolution, liquidation, merger, consolidation or sale of assets or capital stock, or any issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class.

10.  Qualification as an Incentive Stock Option.

It is understood that this Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Applicable Law. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option, no sale or other disposition may be made of Shares for which incentive stock option treatment is desired within one (1) year following the date of exercise of the Option or within two (2) years from the Grant Date. The Optionee understands and agrees that the Company shall not be liable or responsible for any additional tax liability the Optionee incurs in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an incentive stock option within the meaning of the Code.

11.           Disqualifying Disposition.

If the Optionee disposes of the Shares of Common Stock prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the Shares are transferred to the Optionee pursuant to the exercise of the Option (a "Disqualifying Disposition"), the Optionee shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

12.  Acknowledgements Applicable to Restricted Stock.

12.1         Investment Intent.  Optionee represents and agrees that: (a) upon the Optionee’s exercise of this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; (b) Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information; and (c) upon such exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under Section 4.4 hereof) shall furnish to the Company a written statement confirming each of the two foregoing representations, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 7

12.2         Restrictions on Transfer.  Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THAT CERTAIN INCENTIVE STOCK OPTION AGREEMENT DATED JANUARY 11, 2013 BETWEEN THE COMPANY AND THE ISSUEE WHICH RESTRICTS THE TRANSFER OF THESE SHARES WHICH ARE SUBJECT TO REPURCHASE BY THE COMPANY UNDER CERTAIN CONDITIONS.

In addition to the foregoing legend, any such certificate may include other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions have been placed with the Company's transfer agent, insofar as such is applicable with respect to the Shares.

13.  Stand-off Agreement.

Optionee agrees that in connection with any registration of the Company's securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company's securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least one year following the effective date of registration of such offering.

14.  Restriction Upon Transfer.

14.1         General. The Shares may not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated by the Optionee except as hereinafter provided.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 18

14.2         Repurchase Right on Termination Other Than for Cause. For the purposes of this Section, a "Repurchase Event" shall mean an occurrence of one of (i) termination of Optionee's employment by the Company, voluntary or involuntary and with or without cause; (ii) retirement or death of Optionee; (iii) bankruptcy of Optionee, which shall be deemed to have occurred as of the date on which a voluntary or involuntary petition in bankruptcy is filed with a court of competent jurisdiction; (iv) dissolution of the marriage of Optionee, to the extent that any of the Shares are allocated as the sole and separate property of Optionee's spouse pursuant thereto (in which case this Section shall only apply to the Shares so affected); or (v) any attempted transfer by the Optionee of Shares, or any interest therein, in violation of this Agreement. Upon the occurrence of a Repurchase Event, the Company shall have the right (but not an obligation) to repurchase all or any portion of the Shares of Optionee at a price equal to the fair value of the Shares as of the date of the Repurchase Event.

14.3         Repurchase Right on Termination for Cause.  In the event Optionee's employment is terminated by the Company "for cause", then the Company shall have the right (but not an obligation) to repurchase Shares of Optionee at a price equal to the Exercise Price. Such right of the Company to repurchase Shares shall apply to 100% of the Shares for one (1) year from the date of this Agreement; and shall thereafter lapse at the rate of twenty percent (20%) of the Shares on each anniversary of the date of this Agreement. In addition, the Company shall have the right, in the sole discretion of the Board and without obligation, to repurchase upon termination for cause all or any portion of the Shares of Optionee, at a price equal to the fair market value of the Shares as of the date of termination, which right is not subject to the foregoing lapsing of rights. In the event the Company elects to repurchase the Shares, the stock certificates representing the same shall forthwith be returned to the Company for cancellation.

14.4  Exercise of Repurchase Right.  Any Repurchase Right under Paragraphs 14.2 or 14.3 shall be exercised by giving notice of exercise as provided herein to Optionee or the estate of Optionee, as applicable. Such right shall be exercised, and the repurchase price thereunder shall be paid, by the Company within a ninety (90) day period beginning on the date of notice to the Company of the occurrence of such Repurchase Event (except in the case of termination of employment or retirement, where such option period shall begin upon the occurrence of the Repurchase Event). Such repurchase price shall be payable only in the form of cash (including a check drafted on immediately available funds) or cancellation of purchase money indebtedness of the Optionee for the Shares. If the Company cannot purchase all such Shares because it is unable to meet the financial tests under applicable laws, the Company shall have the right to purchase as many Shares as it is permitted to purchase under such sections. Any Shares not purchased by the Company hereunder shall no longer be subject to the provisions of this Section 14.

14.5         Right of First Refusal.  In the event Optionee desires to transfer any Shares during his or her lifetime, Optionee shall first offer to sell such Shares to the Company. Optionee shall deliver to the Company written notice of the intended sale, such notice to specify the number of Shares to be sold, the proposed purchase price and terms of payment, and grant the Company an option for a period of thirty days following receipt of such notice to purchase the offered Shares upon the same terms and conditions. To exercise such option, the Company shall give notice of that fact to Optionee within the thirty (30) day notice period and agree to pay the purchase price in the manner provided in the notice. If the Company does not purchase all of the Shares so offered during foregoing option period, Optionee shall be under no obligation to sell any of the offered Shares to the Company, but may dispose of such Shares in any lawful manner during a period of one hundred and eighty (180) days following the end of such notice period, except that Optionee shall not sell any such Shares to any other person at a lower price or upon more favorable terms than those offered to the Company.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 9

14.6         Acceptance of Restrictions.  Acceptance of the Shares shall constitute the Optionee's agreement to such restrictions and the legending of his certificates with respect thereto. Notwithstanding such restrictions, however, so long as the Optionee is the holder of the Shares, or any portion thereof, he shall be entitled to receive all dividends declared on and to vote the Shares and to all other rights of a shareholder with respect thereto.

14.7 Permitted Transfers.  Notwithstanding any provisions in this Section 14 to the contrary, the Optionee may transfer Shares subject to this Agreement to his or her parents, spouse, children, or grandchildren, or a trust for the benefit of the Optionee or any such transferee(s); provided, that such permitted transferee(s) shall hold the Shares subject to all the provisions of this Agreement (all references to the Optionee herein shall in such cases refer mutatis mutandis to the permitted transferee, except in the case of clause (iv) of Section 16(a) wherein the permitted transfer shall be deemed to be rescinded); and provided further, that notwithstanding any other provisions in this Agreement, a permitted transferee may not, in turn, make permitted transfers without the written consent of the Optionee and the Company.

14.8  Release of Restrictions on Shares.  All other restrictions under this Section 14 shall terminate five (5) years following the date of this Agreement, or when the Company's securities are publicly traded, whichever occurs earlier.

15.  Compliance with Law.

The exercise of the Option and the issuance and transfer of Shares of Common Stock shall be subject to compliance by the Company and the Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Shares of Common Stock may be listed. No Shares of Common Stock shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Optionee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

16.  Notices.

Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided to the Company by Optionee for his or her employee records. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 10

17.  Governing Law.

This Option has been granted, executed and delivered in the Commonwealth of Virginia, and the interpretation and enforcement shall be governed by the laws thereof without regard to conflict of law principles, and subject to the exclusive jurisdiction of the courts therein.

18.  Options Subject to Plan.

This Agreement is subject to the Plan as approved by the Company's Shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

19.  Successors and Assigns.

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Optionee and the Optionee's beneficiaries, executors, administrators and the person(s) to whom this Agreement may be transferred by will or the laws of descent or distribution.

20.  Severability.

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

21.  Discretionary Nature of Plan.

The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Optionee's employment with the Company.

22.  Amendment.

The Committee has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Optionee's material rights under this Agreement without the Optionee's consent.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 11

23.  No Impact on Other Benefits.

The value of the Optionee's Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

24.  Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

25.  Acceptance.

The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying Shares and that the Optionee should consult a tax advisor prior to such exercise or disposition.

[SIGNATURE PAGE FOLLOWS]

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SANTEON GROUP, INC.
By____________________________ Name: Ashraf Rofail Title: Chairman & CEO

OPTIONEE
By__________________________ Name:

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 13

APPENDIX A
Notice of Exercise

Ash Rofail
Chairman and CEO
Santeon Group, Inc.
11720 Plaza America Drive
Suite 150
Reston, VA 20120

Re: Notice to Santeon Group, Inc. (the “Company”) of Exercise of Incentive Stock Option

Dear Sir:

1.         Exercise of Option. Notice is hereby given pursuant to Section 5.1 of my Qualified Stock Option Agreement with the Company, dated January 11, 2013, (the “Stock Option Agreement”) that I hereby elect to exercise the option to purchase ________ Shares, as granted therein (the “Option”), all of which are vested pursuant to the terms of the Company’s 2012 Stock Option and Stock Award Plan (the “Plan”) and the Stock Option Agreement. The aggregate Exercise Price for all of the Shares being purchased is _____________ (Total Shares times Exercise Price per Share).

2. Payment of the Exercise Price; Delivery of Required Documents.  Payment in full of the total Exercise Price for the Shares is enclosed herewith in the following form(s), as authorized by the Plan and Stock Option Agreement (check and complete as appropriate):

____ In cash (by certified or bank check) in the amount of ____________.

____ Pursuant to a fully-executed agreement providing for the cancellation of indebtedness of the Company to Purchaser.

_____Pursuant to a promissory note issued by the Purchaser to the Company (subject to approval by the Company).

 ____ By surrender of ______ previously acquired Shares, duly endorsed for transfer to the Company, that (A) have been owned by Purchaser for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of Shares to be purchased by Purchaser as to which such Option shall be exercised.

_____ A cashless exercise pursuant to Section 5.2(e) of the Stock Option Agreement with the Company. The Average Market Price as of _______ was $_____.

_____ Pursuant to any combination of the foregoing methods of payment, as specifically delineated below:

_______________________________________________________________

_______________________________________________________________

_________________________________________________________________.

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 14

_____ By such other form of legal consideration and method of payment for the issuance of Shares that may be acceptable to the Committee (e.g., by reduction in the number of Shares otherwise deliverable upon exercise with a Fair Market Value equal to the aggregate Exercise Price).

In addition to the foregoing, I will deliver any other documents that the Company requires.

3. Tax Withholding. I hereby authorize payroll withholding and will make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company relating to the exercise of the Option by any of the methods set forth in the Plan. I understand and agree that ownership of the Shares will not be transferred to me until the total Exercise Price and all applicable withholding taxes have been paid.

4. Notice of Disqualifying Disposition. I understand that the exemption from taxable income at the time of exercise is dependent upon my holding the Shares purchased hereunder for a period of at least one year from the date of exercise and two years from the date of grant of the Option; and, further, I will promptly notify the Chief Financial Officer of the Company if I transfer any of the Shares within one year from the date of exercise of the Option or within two years from the date of grant of the Option.

5. Tax Consequences. I understand and agree that there may be adverse federal or state tax consequences as a result of my purchase or disposition of the Shares, and I acknowledge that I have been advised to consult with a tax advisor in connection with the purchase or disposition of the Shares. I am not relying on the Company for tax advice.

6. Compliance with Law. I understand and agree that the issuance and transfer of the Shares will be subject to, and conditioned upon compliance by the Company and me with, all applicable federal, state and local laws and regulations and all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer.

7. Restricted Securities. Insofar as the Shares that I am purchasing hereunder have not been registered under the Securities Act of 1933, I hereby confirm that such Shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws. Further, I understand that the certificate representing such Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.

8. Acknowledgement. I understand and agree that I am purchasing the Shares pursuant to the terms and conditions of the Plan and the Stock Option Agreement, copies of which I have read and understand.

By:           _________________________________                                                                                     Date:           __________________
(signature)

Name:      _________________________________

SANTEON GROUP, INC.	Qualified Incentive Stock Option Agreement	Page 15